                                                                    EXHIBIT 99.1



[SOTHEBY'S LOGO]                                                  [CENDANT LOGO]



                         SOTHEBY'S AND CENDANT AGREE TO
                         STRATEGIC REAL ESTATE ALLIANCE

        Cendant Acquires Sotheby's International Realty and Will License Sotheby's International Realty Brand Under a Long-Term Agreement with Sotheby's

NEW YORK - February 17, 2004 - Sotheby's Holdings, Inc. (NYSE: BID; LSE: STBA) and Cendant Corporation (NYSE: CD) announced today that Cendant has acquired the residential real estate brokerage operations of Sotheby's International Realty and entered into an agreement with Sotheby's for a 100-year term, which consists of an initial 50-year term and a 50-year renewal option, whereby Cendant will license the Sotheby's International Realty brand in exchange for a licensing fee to Sotheby's. The total cash purchase price for the company-owned real estate brokerage operations as well as the license agreement was approximately $100 million, plus an ongoing license fee based on future royalties from the development of the Sotheby's International Realty franchise system and company-owned operations.

"Sotheby's reviewed its role in the market place as a premier real estate brokerage firm and decided to seek a strategic partner to grow this business more rapidly," said Bill Ruprecht, president and chief executive officer of Sotheby's Holdings, Inc., the parent company of Sotheby's worldwide auction, real estate and finance operations. "Cendant, which is the premier operator in the residential real estate sector and a proven manager of quality brands, is uniquely suited to be our partner. This new partnership with Cendant and its plans for significant investment over the next couple of years will give both Sotheby's and the Sotheby's International Realty brand dramatically more exposure among high net worth families throughout the United States."

Mr. Ruprecht continued: "Last week Sotheby's announced a commitment for a new long-term credit facility of up to $200 million which dramatically expands our financing capacity and is indicative of the growing strength and momentum of our organization. We will invest the funds received from this transaction with Cendant in our core auction business to further build on this momentum and on our position as the world's pre-eminent auction house."

"We are proud to add Sotheby's International Realty to our existing family of real estate brands and companies," said Richard A. Smith, chairman and CEO of Cendant's Real Estate Services Division. "Sotheby's International Realty is a leading luxury brand with a prestigious history. We now look forward to building and operating a franchise system that will add significant value to those residential real estate brokerage firms who will become franchisees of Sotheby's International Realty."

Sotheby's International Realty will operate under two business units. The company-owned residential real estate brokerage operations will be owned and operated by NRT Incorporated. Stuart Siegel, former president and CEO of Sotheby's International Realty, now becomes senior vice president for NRT with responsibility for the company-owned operations, which do business as Sotheby's International Realty.

Cendant also announced that Michael R. Good has been appointed as the president and CEO of Sotheby's International Realty Corporation, the entity responsible for servicing the current affiliate network as well as the development of the franchise system. Good is a 27-year real estate industry veteran who most recently served as NRT's executive vice president and chief operating officer.

European offices and affiliates will continue to operate under the Sotheby's International Realty name, managed by current leadership. These operations will not become part of the Cendant family at this time.

Goldman Sachs acted as financial advisor to Sotheby's Holdings and Cendant was advised by J.P. Morgan Securities Inc.

About Cendant Corporation
Cendant Corporation (NYSE: CD) is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to business and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

Cendant's Statement on Forward-Looking Statements
Statements about future results made in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant's Form 10-Q for the period ended September 30, 2003.

About Sotheby's Holdings, Inc.
Sotheby's Holdings, Inc. is the parent company of Sotheby's worldwide live auction businesses and art-related financing and real estate brokerage activities. The Company operates in 34 countries, with principal salesrooms located in New York and London. The Company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland and Singapore. Sotheby's Holdings, Inc. is listed on the New York Stock Exchange and the London Stock Exchange.

Sotheby's Statement on Forward-Looking Statements
This release contains certain "forward-looking statements" (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the "forward-looking statements" include but are not limited to, the overall strength of the international economy and financial markets, completion of a new credit facility, the supply and demand for luxury residential real estate and political conditions in various nations.

                                       ###

Sotheby's Media Contacts:                  Cendant Media Contact:
-------------------------                  ----------------------
Diana Phillips                             Mark Panus
Matthew Weigman                            (973) 496-7215 office
(212) 606-7176                             (973) 727-0982 mobile

Sotheby's Investor Relations Contact:      Cendant Investor Relations Contacts:
--------------------------------------     -------------------------------------
Jennifer Park                              Sam Levenson, (212) 413-1834
(212) 606-7551                             Henry A. Diamond, (212) 413-1920